Exhibit 10.30

SUBLEASE

CARGURUS, INC., a Delaware corporation, with a place of business at 2 Canal Park, Suite 4, Cambridge, MA 02141 (“Sublessor”), and AMYLYX PHARMACEUTICALS, INC., a Delaware corporation, with a place of business at 43 Thorndike Street, Cambridge, MA 02141 (“Sublessee”), make this Sublease as of December 23, 2021.

Preliminary Statement

Sublessor is the tenant under a Lease dated June 19, 2018, by and between Sublessor and US PARCEL A, LLC (“Lessor”), as landlord (hereinafter referred to as the “Lease” and attached hereto as Exhibit A), with respect to premises (the “Premises”) consisting of approximately 48,393 rentable square feet on the entire second (2nd) through fifth (5th) floors and a portion of the first (1st) floor of the building (the “Building”) commonly known as 121 First Street, Cambridge, Massachusetts, as more particularly described in the Lease.

Sublessor desires to sublet to Sublessee, and Sublessee desires to accept from Sublessor, a portion of the Premises containing approximately 24,393 rentable square feet comprising the entire second (2nd) and third (3rd) floors and a portion of the first (1st) floor of the Building as shown on Exhibit B (the “Subleased Premises”), on the terms and conditions set forth in this Sublease.

Agreement

In consideration of the mutual covenants of this Sublease and other valuable consideration, the receipt and sufficiency of which Sublessee and Sublessor hereby acknowledge, Sublessor and Sublessee agree as follows:

1. Subleased Premises. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Subleased Premises subject to the terms and conditions of this Sublease. Sublessor shall deliver the Subleased Premises to Sublessee on the Commencement Date (as hereinafter defined) in such “AS IS, WHERE IS” condition as exists on the date delivered to Sublessee, free of all occupants other than Sublessee, except that Sublessor shall deliver the Subleased Premises to Sublessee broom clean, with (a) the offices, conference rooms, base wiring and technology and other improvements substantially in accordance with the floor plan/furniture plan attached hereto as Exhibit B, (b) all personal property of Sublessor removed therefrom, and (c) all Base Building HVAC and Building electrical, plumbing, sewer and mechanical systems serving the Subleased Premises in working condition (the “Delivery Condition”). Upon delivery of possession of the Subleased Premises to Sublessee in accordance with the terms hereof, Sublessee shall conclusively be deemed to have accepted the Subleased Premises in the condition delivered and to have acknowledged that the same are in good condition and satisfactory to Sublessee in all respects and Sublessor has no obligation to make any improvements the Subleased Premises. Sublessee acknowledges that Sublessor has made no representations or warranties concerning the Subleased Premises or the Building or their fitness for Sublessee’s purposes, except as expressly set forth in this Sublease. Sublessee shall have access to the Subleased Premises and the Common Areas (as such term is defined in the Lease)

twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year during the Sublease Term, subject to the terms and conditions of the Lease.

2. Term. The term of this Sublease (the “Sublease Term”) shall commence on the later of (i) the date on which Sublessor delivers the Subleased Premises to Sublessee in the Delivery Condition (the “Delivery Date”), and (ii) the date on which Lessor consents to this Sublease in writing in accordance with Section 17 below (the “Commencement Date”) and shall, subject to Section 21 below, terminate on the date that is thirty-six (36) months after the Rent Commencement Date, or such sooner date upon which the Sublease Term may expire or terminate under this Sublease, the Lease or pursuant to law. Sublessee anticipates that the Delivery Date will occur on or about January 1, 2022. Promptly following the final determination of the Commencement Date and upon request of Sublessor, Sublessor and Sublessee shall jointly execute a written declaration specifying the actual Commencement Date. Sublessor shall not terminate the Lease voluntarily or otherwise such that the Lease will terminate at any time during the Sublease Term for any reason, including, without limitation, on account of any casualty or condemnation event, unless pursuant to the terms of this Sublease, Sublessor has the right to terminate this Sublease on account of such casualty or condemnation event and Sublessor property terminates this Sublease.

Notwithstanding anything herein to the contrary, Sublessor shall use commercially reasonable efforts to permit Sublessee to have access to the Subleased Premises during the thirty (30) days prior to the Delivery Date solely for the purposes of installing operational wiring and telecommunications, setting up workstations, and establishing general operations in preparation for Sublessee’s occupancy. Such access by Sublessee prior to the Delivery Date shall be subject to Sublessor’s concurrent right to occupy the Subleased Premises, and shall be further subject to all of the terms and conditions of this Sublease, other than the payment of Base Rent and Additional Rent, and Sublessor shall not be responsible for any injury to persons or damage to property resulting from such early access by Sublessee.

3. Use. (a) Sublessee shall use and occupy the Subleased Premises only for the use permitted under the Lease (the “Permitted Uses”). Sublessee shall also comply with all laws governing or affecting Sublessee’s use of the Subleased Premises for the Permitted Use, and Sublessee acknowledges that Sublessor has made no representations or warranties concerning whether the Permitted Uses comply with such laws.

(b) Notwithstanding anything to the contrary contained in this Sublease or the Lease, Sublessor shall be responsible for the purchase and installation of a key card access system, which will grant Sublessee with access to the Building in accordance with Section 1 of this Sublease.

(c) Sublessor will provide a directory listing for the name of Sublessee in the Building lobby, at Sublessor’s expense. Any other desired signage shall be subject to all terms of the Lease and shall be subject to Lessor’s, Sublessor’s, and the City of Cambridge’s approval, which approval of Sublessor shall not be unreasonably withheld, conditioned, or delayed. Sublessee shall be solely responsible at its sole cost and expense for (i) obtaining and maintaining all necessary licenses, permits and approvals for such signage, and (ii) the installation, maintenance, repair, replacement, and removal of any such approved signage.

4. Monthly Base Rent. Commencing on the date occurring one hundred eighty (180) days after the Commencement Date (the “Rent Commencement Date”), and continuing during the Sublease Term, Sublessee shall pay to Sublessor, base rent (“Base Rent”) at the annual rental rate of (i) $76.00 per rentable square foot in the Subleased Premises from the Rent Commencement Date through the date immediately preceding the first anniversary of the Rent Commencement Date, which is equal to $152,000.00 per month, (ii) $77.90 per rentable square foot in the Subleased Premises from the first anniversary of the Rent Commencement Date through the date immediately preceding the second anniversary of the Rent Commencement Date, which is equal to $155,800.00 per month, and (iii) $79.85 per rentable square foot in the Subleased Premises from the second anniversary of the Rent Commencement Date through the date immediately preceding the third anniversary of the Rent Commencement Date, which is equal to $159,700.00 per month. The first monthly installment shall be delivered to Sublessor by Sublessee upon execution of this Sublease by Sublessee. If the Sublease Term includes a partial calendar month at its beginning or end, the monthly installment of Base Rent for such partial month shall be prorated at the rate of 1/30th of the monthly installment for each day in such partial month within the Sublease Term and shall be payable in advance on the first day of such partial month occurring within the Sublease Term. The Base Rent shall be paid to Sublessor at its offices located at the address set forth in the opening paragraph of this Sublease, Attention: Accounts Receivable, or such other place as Sublessor may designate in writing, in lawful money of the United States of America, without demand, deduction, offset or abatement. All sums due under this Sublease other than Base Rent shall be deemed “Additional Rent”. Any installment of Base Rent or Additional Rent which is unpaid after ten (10) days following the date when due shall bear interest at the lesser of (a) an annual rate of twelve percent (12%) or (b) the highest rate permitted by law, from the date due until the date fully paid.

5. Operating Expenses, Taxes and Utilities. Sublessee shall pay (i) commencing January 1, 2023, 50% (“Sublessee’s Proportionate Share”) of the sums payable under Section 6.3 of the Lease which exceed the Common Area Operating Charges for calendar year 2022, (ii) commencing July 1, 2023, Sublessee’s Proportionate Share of the sums payable under Section 5.1 of the Lease which exceed the Real Estate Taxes for the fiscal year ending June 30, 2022, and (iii) commencing on the Commencement Date, 100% of the sums payable under Section 7.1 of the Lease solely with respect to electricity consumed in the Subleased Premises as shown on a check meter, and (iv) all other additional rent and other charges payable under the Lease which would not have become due and payable but for the acts and/or omissions of Sublessee, its employees, agents, or contractors under this Sublease, and (v) all other additional rent and other charges payable under the Lease with respect to the Subleased Premises which are otherwise attributable to the Subleased Premises. Sublessee shall make estimated payments of Sublessee’s Proportionate Share of the amounts due under Sections 5.3 and 6.4 of the Lease to Sublessor to the extent Lessor requires the same of Sublessor, as tenant under the Lease. Unless a shorter period exists for payment of the same under the Lease, all amounts for which no time period is specified herein shall be due to Sublessor from Sublessee within ten (10) business days of billing for the same. If Lessor shall issue to Sublessor any credit or refund in respect of Real Estate Taxes or Common Area Operating Charges relating to any period for which Sublessee is making corresponding payments under this Sublease, Sublessor shall (a) provide Sublessee with a copy of the supporting documentation received by Sublessor, and (b) give to Sublessee a credit or refund equal to Sublessee’s Proportionate Share of the portion of such credit or refund. In addition, unless otherwise billed by Sublessor under this Sublease, Sublessee shall pay the appropriate utility companies for all utilities consumed within the Subleased Premises during the Sublease Term. Sublessee’s obligations hereunder shall survive the expiration or earlier termination of this Sublease.

6. Security Deposit. Upon execution and delivery of this Sublease by Sublessee, Sublessee shall pay to Sublessor the sum of $456,000.00 (the “Security Deposit”) as security for the full and timely payment and performance of Sublessee’s obligations under this Sublease. If Sublessee fails to pay or perform in a full and timely manner any of its obligations under this Sublease, Sublessor may apply all or any portion of the Security Deposit toward curing any such failure and compensating Sublessor for any loss, damage or expenses arising from such failure. If Sublessor so applies any portion of the Security Deposit, Sublessee shall, within five (5) business days of written demand therefor, pay to Sublessor the amount necessary to restore the Security Deposit to its original amount, and failure to do so shall automatically be deemed a default, without the need for additional notice and/or cure periods. Sublessor may commingle the Security Deposit with Sublessor’s funds and shall not be obligated to pay interest on the Security Deposit to Sublessee. If Sublessor assigns its interest in this Sublease and transfers the Security Deposit (or any balance thereof) to its assignee, Sublessee shall look only to such assignee for the application and return of the Security Deposit.

7. Subordination to Lease. (a) This Sublease is subject and subordinate to the terms and conditions of the Lease and Sublessor does not purport to convey, and Sublessee does not hereby take, any greater rights in the Subleased Premises than those accorded to or taken by Sublessor as tenant under the Lease. Sublessee shall not cause a default under the Lease or permit its employees, agents, contractors or invitees to cause a default under the Lease. If the Lease terminates before the end of the Sublease Term, Sublessor shall not be liable to Sublessee for any damages arising out of such termination.

(b) Except as otherwise specified in this Sublease, all of the terms and conditions of the Lease are incorporated as a part of this Sublease, but all references in the Lease to “Landlord”, “Tenant”, “Leased Premises”, “Term”, “Annual Fixed Rent”, “Commencement Date”, and “Security Deposit” shall be deemed to refer, respectively, to Sublessor, Sublessee, Subleased Premises, Sublease Term, Base Rent, Commencement Date, and Security Deposit, as defined in this Sublease. Capitalized terms used but not defined in this Sublease shall have the meaning ascribed to such terms in the Lease. In the event of a conflict or ambiguity between the provisions of the Lease and the provisions of this Sublease, the provisions of this Sublease shall govern and control. To the extent incorporated into this Sublease, Sublessee shall perform the obligations of the Sublessor, as tenant under the Lease. Notwithstanding any other provision of this Sublease, Sublessor, as sublandlord under this Sublease, shall have the benefit of all rights, remedies and limitations of liability enjoyed by Lessor, as the landlord under the Lease, but (i) Sublessor shall have no obligations under this Sublease to perform the obligations of Lessor, as landlord under the Lease, including, without limitation, any obligation to provide services, perform maintenance or repairs, or maintain insurance; (ii) Sublessor shall not be bound by any representations or warranties of the Lessor under the Lease; (iii) in any instance where the consent of Lessor is required under the terms of the Lease, the consent of Sublessor and Lessor shall be required; and (iv) provided Sublessor has used commercially reasonable efforts to cause Lessor to perform its obligations, Sublessor shall not be liable to Sublessee for any failure or delay in Lessor’s performance of its obligations, as landlord under the Lease, nor shall Sublessee be entitled to terminate this Sublease or abate the Base Rent or Additional Rent due hereunder. Upon request of Sublessee, Sublessor shall, at Sublessee’s expense, use reasonable efforts to cooperate with Sublessee in its efforts to cause Lessor to perform its obligations under the Lease. Notwithstanding anything in this Sublease to the contrary, Sublessee shall have no obligation to (i) cure any default of Sublessor under the Lease except to the extent caused by Sublessee’s default under this Sublease, (ii) perform any obligation of Sublessor under the Lease that arose before the Sublease Commencement Date or that relates to any portion of the Premises leased by Sublessor that is not within the Subleased Premises, (iii) remove any alterations or additions installed within the Subleased Premises before the Sublease Commencement Date, or (iv) discharge any liens on the Subleased Premises or the Building that arise out of any work performed, or claimed to be performed, by or at the direction of Sublessor except for work to be undertaken for or on behalf of Sublessee.

(c) Notwithstanding the foregoing and except as set forth in the following paragraph, the following provisions of the Lease are incorporated herein with the following the specified modification(s): Sublessee shall have the right to utilize the CambridgeSide parking garage in accordance with Section 1.3, provided that Sublessee shall be entitled, but not obligated, to use Sublessee’s Proportionate Share (currently twenty (20) spaces) of Sublessor’s total parking allotment, and further provided that to the extent any associated parking fees are paid directly by Sublessor to Lessor or to the operator of such parking garage, said parking fees shall be paid to Sublessor upon demand as Additional Rent. Following completion of construction of the parking garage to be located at 119 First Street by and affiliate of Lessor, all of Sublessee’s parking spaces under this sub-section (c) shall be relocated from the CambridgeSide parking garage to the 119 First Street parking garage upon thirty (30) days’ prior written notice from Sublessor.

Further notwithstanding any contrary provision of this Sublease, the following terms and conditions of the Lease (and references thereto) are not incorporated as provisions of this Sublease: 1.1; 1.5; 2.1; 2.2; 3.1; 3.2; 3.3; 4.1; 4.2; 4.3; 4.4; 6.3(c); 8.12; 10.4; 10.5; 11.1; 14.3; 14.14; 14.20; 14.26; Exhibit B; Exhibit B-1; Exhibit C; Exhibit E; Exhibit F; Exhibit H; Exhibit J; Exhibit K.

(d) Notwithstanding any contrary provision of this Sublease, (i) in any instances where Lessor, as landlord under the Lease, has a certain period of time in which to notify Sublessor, as tenant under the Lease, whether Lessor will or will not take some action, Sublessor, as sublandlord under this Sublease, shall have an additional ten-day period after receiving such notice in which to notify Sublessee, (ii) in any instance where Sublessor, as tenant under the Lease, has a certain period of time in which to notify Lessor, as landlord under the Lease, whether Sublessor will or will not take some action, Sublessee, as subtenant under this Sublease, must notify Sublessor, as sublandlord under this Sublease, at least five (5) business days before the end of such period, but in no event shall Sublessee have a period of less than ten (10) days in which so to notify Sublessor unless the period under the Lease is ten (10) days or less, in which case the period under this Sublease shall be one (1) day less than the period provided to Sublessor under the Lease, and (iii) in any instance where a specific grace period is granted to

Sublessor, as tenant under the Lease, before Sublessor is considered in default under the Lease, Sublessee, as subtenant under this Sublease, shall be deemed to have a grace period which is three (3) days less than Sublessor’s grace period before Sublessee is considered in default under this Sublease, but in no event shall any grace period be reduced to less than three (3) days unless the period under the Lease is three (3) days or less, in which case the period under this Sublease shall be one (1) day less than the period provided to Sublessor under the Lease.

8. Assignments and Subleases. Notwithstanding any provision of the Lease incorporated herein to the contrary, Sublessee shall not assign, mortgage, transfer (by operation of law or otherwise), or hypothecate this Sublease or sublet, license or permit any other party to use or occupy any portion of the Subleased Premises (individually, a “Transfer”) without the prior written consent of Sublessor and Lessor, which they shall not unreasonably withhold, condition or delay. The following transactions shall be deemed assignments of this Sublease requiring such prior written consent: (i) any assignment, mortgage, pledge or other transfer of this Sublease; (ii) any sublease, license or occupancy agreement with respect to any portion of the Subleased Premises; (iii) if Sublessee or any of its successors or assigns is a corporation, any sale, pledge or other transfer of all or a majority of the capital stock of Sublessee or any such successor or assign (unless such stock is publicly traded on a recognized security exchange or over-the-counter market; for clarification, so long as Sublessee is a publicly-traded company, consent will not be required), any merger, consolidation or reorganization of or into Sublessee or any such successor or assign, and any sale of all or substantially all of the assets of Sublessee or such successor or assign; (iv) if Sublessee or any of its successors or assigns is a partnership, limited liability partnership or limited liability company, any change in its partners or members; and (v) if Sublessee is a trust, any change in the identity of its trustees or any transfer of a beneficial interest in such trust. If Sublessor and Lessor consent to any such Transfer, such Transfer shall comply with the requirements of Section 8.12 of the Lease and Sublessee shall pay over to Sublessor 50% of the excess of such amounts payable each month in connection with a Transfer to the extent such amounts are in excess of the amounts due to Sublessor hereunder. Lessor’s refusal to consent to a Transfer shall be deemed a reasonable reason for Sublessor to withhold its consent to a Transfer, without any obligation on the part of Sublessor to dispute Lessor’s refusal. Nothing contained herein shall be deemed to limit or amend the rights of Lessor under Section 8.12 of the Lease. Notwithstanding anything to the contrary contained in this Section 8, Lessor’s and Sublessor’s prior written consent shall not be required for any assignment or sublease to a Related Party (as defined in Section 8.12(b) of the Lease), provided that (a) the Assignment Conditions Precedent (as defined in Section 8.12(a) of the Lease) are satisfied with respect to each such assignment or sublease, and (b) Sublessee provides Sublessor with 30 days’ prior written notice of any such assignment or sublease (a “Permitted Transfer”). Notwithstanding the preceding sentence, as between Sublessor and Sublessee (only), a Permitted Transfer shall also include (1) any transaction or occurrence (by one or more transfers of stock or any other type of ownership, membership or beneficial interest in Sublessee provided (i) there is no change of control (as defined below) of such corporation or other limited liability entity, and (ii) the Transfer is for a valid business purpose of Sublessee and is not a subterfuge for the provisions of this Section 8, and (2) any merger, consolidation, re-organization or any sale of all or substantially all of Sublessee with or into a publicly-traded entity with a market capitalization equal to or in excess of the market capitalization of Sublessee. For the purposes hereof, “control” shall mean the direct or indirect ownership of more than fifty (50%) percent of the beneficial interest of the entity in question or the power to direct the management and operation of the entity in question. Except as expressly set forth herein, any attempt by Sublessee to Transfer the Subleased Premises or the Sublease without the prior written consent of both Sublessor and Lessor shall be void. No consent by the Sublessor pursuant to this Section shall be deemed a waiver of the obligation to obtain the Sublessor’s consent on any subsequent occasion; no waiver of the foregoing restrictions or any portion thereof shall constitute a waiver or consent in any other instance; and Sublessee shall remain at all times primarily liable for the performance and payment of all terms, conditions, covenants and agreements contained herein.

9. Insurance. From the date upon which Sublessee first enters the Subleased Premises for any reason, throughout the Sublease Term, and thereafter so long as Sublessee uses or occupies any part of the Subleased Premises, Sublessee shall maintain insurance of such types, in such policies, with such endorsements and coverages, and in such amounts as are required pursuant to Section 10.2 of the Lease, and such additional insurance as may be required by Sublessor, in Sublessor’s reasonable discretion. All insurance policies shall name Lessor, Sublessor and any other party required by either as additional insureds. Further, each policy shall contain provisions giving Sublessor and each of the other additional insureds at least thirty (30) days’ prior written notice of any cancellation, non-renewal or material change in coverage (to the extent that the same is reasonably available in the insurance industry; provided, however, that if such notice is not provided by any insurance company, then Sublessee shall be responsible for providing such notice to Sublessor). Sublessee shall obtain a waiver of subrogation for the benefit of Sublessor and Lessor to the extent required of “Tenant” for the benefit of “Landlord” under Section 10.6 of the Lease. Sublessor shall obtain a waiver of subrogation for the benefit of Sublessee to the extent required of “Landlord” for the benefit of “Tenant” under Section 10.6 of the Lease. Sublessee shall promptly pay all insurance premiums and shall provide Sublessor with policies or certificates evidencing such insurance upon Sublessee’s execution of this Sublease and prior to entering the Subleased Premises. Sublessee’s obligations hereunder shall survive the expiration or earlier termination of this Sublease.

10. Alterations. Notwithstanding any provisions of the Lease incorporated herein to the contrary, Sublessee shall not make any alterations, improvements or installations in the Subleased Premises without in each instance obtaining the prior written consent of both Lessor and Sublessor, which consent of Sublessor shall not be unreasonably withheld, conditioned or delayed, subject to the applicable provisions of the Lease. If Sublessor and Lessor consent to any such alterations, improvements or installations, Sublessee shall perform and complete such alterations, improvements and installations at its expense, in compliance with applicable laws and in compliance with Section 8.6 and other applicable provisions of the Lease. If Sublessee performs any alterations, improvements or installations without obtaining the prior written consent of both Lessor and Sublessor, Sublessor may remove such alterations, improvements or installations, restore the Subleased Premises and repair any damage arising from such a removal or restoration, and Sublessee shall be liable to Sublessor for all costs and expenses incurred by Sublessor in the performance of such removal, repairs or restoration. Sublessee shall have no obligation to remove any Specialty Alterations or movable trade fixtures, improvements or alterations located or installed in the Subleased Premises prior to the Delivery Date.

11. Indemnification by Sublessee. (a) Sublessee agrees to protect, defend (with counsel reasonably approved by Sublessor), indemnify and hold Sublessor harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees (other than those arising solely from any negligence or willful misconduct of Sublessor or its agents or employees in or about Subleased Premises), arising or resulting from: (i) the conduct or management of or from any work or thing whatsoever done in or about the Subleased Premises during the Sublease Term or any period which Sublessee may occupy the same; (ii) any condition arising, and any injury to or death of persons, damage to property or other event occurring or resulting from an occurrence in or about the Subleased Premises during the Sublease Term or any period which Sublessee may occupy the same; (iii) any breach or default on the part of Sublessee in the performance of any covenant or agreement on the part of Sublessee to be performed pursuant to the terms of this Sublease or (iv) from any negligent act, omission or willful misconduct on the part of Sublessee or any of its agents, employees, licensees, invitees or assignees. Sublessee further agrees to protect, defend (with counsel reasonably approved by Sublessor), indemnify and hold Sublessor harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, incurred in connection with any such indemnified claim or any action or proceeding brought in connection therewith. The foregoing shall survive the expiration or early termination of this Sublease.

(b) Sublessor agrees to protect, defend (with counsel reasonably approved by Sublessee), indemnify and hold Sublessee harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees (other than those arising solely from any negligence or willful misconduct of Sublessee or its agents or employees in or about the Building), arising or resulting from: (i) any breach or default on the part of Sublessor in the performance of any covenant or agreement on the part of Sublessor to be performed pursuant to the terms of this Sublease or (ii) from any negligent act, omission or willful misconduct on the part of Sublessor or any of its agents or employees. Sublessor further agrees to protect, defend (with counsel reasonably approved by Sublessee), indemnify and hold Sublessee harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, incurred in connection with any such indemnified claim or any action or proceeding brought in connection therewith. The foregoing shall survive the expiration or early termination of this Sublease.

12. Default. In the event of a default by Sublessee in the full and timely performance of its obligations under this Sublease after the expiration of applicable notice and cure periods, including, without limitation, its obligation to pay Base Rent or Additional Rent, Sublessor shall have all of the rights and remedies available to “Landlord” under the Lease as if Sublessor were “Landlord” and Sublessee were “Tenant”, including without limitation the rights and remedies set forth in Articles 12 and 13 of the Lease. The foregoing shall survive the expiration or early termination of this Sublease.

13. Brokers. Sublessor and Sublessee each represent and warrant to the other that it has not dealt with any broker other than CBRE, Inc. (the “Broker”) in connection with the consummation of this Sublease. Sublessor and Sublessee each shall indemnify and hold harmless the other against any loss, damage, claims or liabilities arising out of the failure of its representation or the breach of its warranty set forth in the previous sentence. The foregoing shall survive the expiration or earlier termination of this Sublease.

14. Notices. All notices and demands under this Sublease shall be in writing and shall be effective (except for notices to Lessor which shall be given in accordance with Section 14.1 of the Lease) upon the earlier of (i) receipt at the address set forth below by the party being served, (ii) two days after being sent to the address set forth below by United States certified mail, return receipt requested, postage prepaid, or (iii) one day after being sent to the address set forth below by a nationally recognized overnight delivery service that provides tracking and proof of receipt. A notice given on behalf of a party hereto by its attorney shall be deemed a notice from such party.

If to Lessor: As required under the Lease

If to Sublessor: CarGurus, Inc.

2 Canal Park, Suite 4

Cambridge, MA 02141

Attention: Robert Mirabello

with a copy to: CarGurus, Inc.

2 Canal Park, Suite 4

Cambridge, MA 02141

Attention: General Counsel

If to Sublessee: At the address set forth in the opening paragraph of this Sublease

Either party may change its address for notices and demands under this Sublease by notice to the other party.

15. Entire Agreement. This Sublease contains all of the agreements, conditions, warranties and representations relating to the sublease of the Subleased Premises and may be amended or modified only by written instruments executed by both Sublessor and Sublessee.

16. Authority. Sublessor and Sublessee each represent and warrant to the other that the individual(s) executing and delivering this Sublease on its behalf is/are duly authorized to do so and that this Sublease is binding on Sublessee and Sublessor in accordance with its terms. Simultaneously with the execution of this Sublease, Sublessee shall deliver evidence of such authority to Sublessor in a form reasonably satisfactory to Sublessor.

17. Condition Precedent. This Sublease, and the rights and obligations of Sublessor and Sublessee under this Sublease (other than those obligations which arise hereunder prior to the Commencement Date), are subject to the condition that Lessor consent to the subleasing of the Subleased Premises to the extent required under the Lease, and this Sublease shall be effective only upon the receipt by Sublessor of such consent. Sublessee agrees to join such consent if so requested by Lessor in the form requested by Lessor. In the event such consent is not received by the date that occurs thirty (30) days after submission of a fully executed version of the

Sublease to Lessor, each of Sublessor and Sublessee shall have the right to rescind its execution of this Sublease, and upon exercise of such right, this Sublease shall be void and the installment of Base Rent and the Security Deposit which are paid on Sublessee’s execution of this Sublease shall be returned to Sublessee.

18. Holdover. Upon the expiration of the Sublease Term or earlier termination of this Sublease, Sublessee covenants to quit and surrender to Sublessor the Subleased Premises, broom clean, in such order and condition as is required under the Lease at the expiration of the Lease term, ordinary wear and tear, damage by fire or other casualty and removal and restoration obligations of Sublessor under the Lease excepted, and, at Sublessee’s expense, to remove all property of Sublessee. Any property not so removed shall be deemed to have been abandoned by Sublessee and may be retained or disposed of at Sublessee’s expense by Sublessor, as Sublessor shall desire. If Sublessee or any of its property remains on the Subleased Premises beyond the expiration or earlier termination of this Sublease, such holding over shall not be deemed to create any tenancy at will, but the Sublessee shall be a tenant at sufferance only and shall pay rent at a daily rate equal to (i) for the first sixty (60) days following such expiration or earlier termination, one hundred fifty percent (150%), and (2) thereafter, two hundred percent (200%), of the Rent due under this Sublease for the period immediately prior to such termination or expiration, and other charges due thereunder and shall, in addition, perform and observe all other obligations and conditions to be performed or observed by Sublessee hereunder. In addition, after the first thirty (30) days, Sublessee shall indemnify and hold harmless Sublessor from and against any and all liability, loss, cost, damage and expenses suffered or incurred by Sublessor arising out of or resulting from any failure on the part of Sublessee to yield up the Subleased Premises when and as required under this Sublease. The foregoing shall survive the expiration or early termination of this Sublease.

19. Not an Offer. The submission of an unsigned copy of this Sublease to Sublessee for Sublessee’s consideration does not constitute an offer to sublease the Subleased Premises. This Sublease shall become binding only upon the execution and delivery of this Sublease by Sublessor and Sublessee, subject to Section 17 above.

20. No Offset; Independent Covenants; Waiver.tc \l 2 "3.9 No Offset; Independent Covenants; Waiver" Base Rent and Additional Rent (collectively, “Rent”) shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. Sublessee waives all rights (i) to any abatement, suspension, deferment, reduction or deduction of or from Rent, except to the extent otherwise expressly set forth herein, and (ii) to quit, terminate or surrender this Sublease or the Subleased Premises or any part thereof, except as expressly provided herein. Sublessee hereby acknowledges and agrees that the obligations of Sublessee hereunder shall be separate and independent covenants and agreements, that Rent shall continue to be payable in all events, and that the obligations of Sublessee hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Sublease.

21. Option to Extend Sublease Term. (a) Provided that, at the time of such exercise, (i) this Sublease is in full force and effect, and (ii) no default shall have occurred and be continuing (either at the time of exercise or at the commencement of the Extended Term) after the expiration of applicable notice and cure periods, and (iii) except for a Permitted Transfer, the originally-named Sublessee shall not have assigned this Sublease or further sublet the Subleased Premises, (iv) either the entity under a Permitted Transfer or the originally-named Sublessee shall be physically occupying fifty percent (50%) or more of the Subleased Premises for the conduct of its business, and (v) Sublessee’s financial condition or creditworthiness, as determined by Sublessor in its sole but reasonable discretion, has not materially deteriorated since the date of full execution of this Sublease (any of which conditions described in clauses (i), (ii), (iii), (iv), and (v) may be waived by Sublessor at any time in Sublessor’s sole discretion), Sublessee shall have the right and option to extend the Sublease Term for the then-current Subleased Premises for one extended term (the “Extended Term”) of three (3) years by giving written notice (the “Exercise Notice”) to Sublessor not later than twelve (12) months prior to the expiration date of the Sublease Term then in effect. The effective giving of the Exercise Notice shall automatically extend the Sublease Term for the Extended Term, and no instrument of renewal or extension need be executed. In the event that Sublessee fails timely to give the Exercise Notice to Sublessor, this Sublease shall automatically terminate at the end of the then-current Sublease Term and Sublessee shall have no further option to extend the Sublease Term. The Extended Term shall be on all the terms and conditions of this Sublease, except that: (1) during the Extended Term, Sublessee shall have no further option to extend the Sublease Term, (2) the Base Rent for the Extended Term shall be the Fair Market Rental Value of the Subleased Premises as of the commencement of the Extended Term, taking into account all relevant factors, determined pursuant to Section 21(b) below, and (3) Sublessor shall not be required to furnish any materials or perform any work to prepare the Subleased Premises for Sublessee’s occupancy during the Extended Term and Sublessor shall not be required to provide any work allowance or reimburse Sublessee for any alterations made or to be made by Sublessee, or to grant Sublessee any rent concession.

(b) Promptly after receiving Sublessee’s notice extending the Sublease Term of this Sublease pursuant to Section 21(a) above, Sublessor shall provide Sublessee with Sublessor’s good faith estimate of the Fair Market Rental Value (as defined in Paragraph 20(c) below) of the Subleased Premises for the upcoming Extended Term (the “Rent Determination Notice”), but in no event shall Sublessor be required to deliver such notice sooner than eleven (11) months prior to the expiration of the Sublease Term then in effect. If Sublessee is unwilling to accept Sublessor’s estimate of the Fair Market Rental Value as set forth in Sublessor’s Rent Determination Notice, and the parties are unable to reach agreement thereon within thirty (30) days after the delivery of such notice by Sublessor, then either party may submit the determination of the Fair Market Rental Value of the Subleased Premises to arbitration by giving notice to the other party naming the initiating party’s arbitrator within ten (10) days after the expiration of such thirty (30) day period. Within fifteen (15) days after receiving a notice of initiation of arbitration, the responding party shall appoint its own arbitrator by notifying the initiating party of the responding party’s arbitrator. If the second arbitrator shall not have been so appointed within such fifteen (15) day period, the Fair Market Rental Value of the Subleased Premises shall be determined by the initiating party’s arbitrator. If the second arbitrator shall have been so appointed, the two arbitrators thus appointed shall, within fifteen (15) days after the responding party’s notice of appointment of the second arbitrator, appoint a third arbitrator. If the two initial arbitrators are unable timely to agree on the third arbitrator, then either may, on behalf of both, request such appointment by the Boston office of JAMS, Inc., or its successor, or, on its failure, refusal or inability to act, by a court of competent jurisdiction. The Fair Market Rental Value of the Subleased Premises for the Extended Term shall be determined by the method commonly known as Baseball Arbitration, whereby Sublessor’s selected arbitrator and Sublessee’s selected arbitrator shall each set forth its respective determination of the Fair Market Rental Value of the Subleased Premises, and the third arbitrator must select one or the other (it being understood that the third arbitrator shall be expressly prohibited from selecting a compromise figure). Sublessor’s selected arbitrator and Sublessee’s selected arbitrator shall deliver their determinations of the Fair Market Rental Value of the Subleased Premises to the third arbitrator within five (5) business days of the appointment of the third arbitrator and the third arbitrator shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Fair Market Rental Value of the Subleased Premises. The third arbitrator’s decision shall be binding on both Sublessor and Sublessee. The third arbitrator shall be a commercial real estate broker who is independent from the parties and who has not worked for either party or their affiliates in the prior five (5) years and who has at least ten (10) years’ experience in comparable buildings in Cambridge, Massachusetts. Each party shall pay the fees of its own arbitrator, and the fees of the third arbitrator shall be shared equally by the parties. In the event Sublessee initiates the aforesaid arbitration process and as of the commencement of the Extended Term the amount of the Base Rent for the Extended Term has not been determined, Sublessee shall pay the amount determined by Sublessor for the Subleased Premises and when the determination has actually been made, an appropriate retroactive adjustment shall be made as of the commencement of the Extended Term if necessary. In the event that such determination shall result in an overpayment by Sublessee of any Base Rent, such overpayment shall be paid by Sublessor to Sublessee promptly after such determination has been made, and if such determination shall result in an underpayment by Sublessee of any Base Rent, Sublessee shall pay any such amounts to Sublessor promptly following such determination.

(c) For purposes of this Section 21, the determination of “Fair Market Rental Value” shall mean the then-fair market rental value of the Subleased Premises taking into account all then-relevant factors, whether favorable to Sublessor or Sublessee, and based upon rental rates agreed to in comparable transactions executed by Sublessor within six (6) months prior to such determination with new subtenants for comparable space in the Building or, if comparable transactions do not exist in the Building, then an amount that landlords of comparable, multi‑tenanted commercial office buildings in Cambridge, Massachusetts have agreed to accept with tenants of comparable creditworthiness for comparable space (in terms of condition and floor location) of a comparable size, for a comparable use, for a nonrenewal term equal to the Extended Term, and commencing as of the first day of the Extended Term, and taking into account all other relevant factors.

22. Expansion Option.

a.
Subject to the terms and conditions of this Section 22, Sublessee shall have the right during the Sublease Term to expand the Subleased Premises by (1) the entire fourth (4th) floor (approximately 12,000 rsf) of the Building, or (2) the entire fourth (4th) and fifth (5th) floors (approximately 24,000 rsf) of the Building, by delivering six (6) months’ prior written notice to Sublessor (the “Request Notice”). As used in this Section 22, “Expansion Space” shall mean and refer to space on the fourth (4th) floor and/or fifth (5th) floor of the Building, as the case may be, that Sublessor reasonably determines will be vacant and free of any third party as of the date

Sublessor will deliver the Expansion Space to Sublessee. Anything to the contrary contained herein notwithstanding, Sublessee’s expansion option hereunder is subordinate to any written commitment (e.g., an executed letter of intent) of Sublessor to sublease any or all of the Expansion Space to a third party in effect as of the date of the Request Notice.
b.
Within twenty (20) days of receipt of the Request Notice, Sublessor shall serve written notice to Sublessee (“Sublessor’s Expansion Notice”) specifying the location and size of the Expansion Space and the date that Sublessor estimates the Expansion Space will be delivered to Sublessee. The Expansion Space shall be on all the terms and conditions of this Sublease, except: (1) if Sublessee does not serve the Request Notice prior to the six-month anniversary of the Commencement Date, then Base Rent for the Expansion Space shall be the Fair Market Rental Value of the Expansion Space as of the first day of the term for the Expansion Space, taking into account all relevant factors, determined pursuant to Section 22(e) below (and Sublessor’s good faith estimate of such Fair Market Rental Value shall be specified in Sublessor’s Expansion Notice), and (2) Sublessor shall not be required to furnish any materials or perform any work to prepare the Expansion Space for Sublessee’s occupancy and Sublessor shall not be required to provide any work allowance or reimburse Sublessee for any alterations made or to be made by Sublessee to the Expansion Space, or to grant Sublessee any rent concession. Sublessee’s use and occupancy of the Expansion Space shall be coterminous with Sublessee’s use and occupancy of the Subleased Premises, including the benefit of any Extended Term. Sublessee shall accept possession of the Expansion Space in its “as is” condition. If Sublessee accepts Sublessor’s estimate of the Fair Market Rental Value of the Expansion Space, then Sublessor and Sublessee agree to enter into an amendment to this Sublease memorializing the addition of the Expansion Space to this Sublease, but failure of the parties to execute such an amendment shall have no effect on the effectiveness of the expansion of the Subleased Premises to include the Expansion Space, and the economic terms associated therewith, as set forth above. If Sublessee is unwilling to accept Sublessor’s estimate, then the parties shall determine the Fair Market Rental Value for the Expansion Space pursuant to Section 22(c) below, following which the parties agree to enter into an amendment to this Sublease memorializing the addition of the Expansion Space to this Sublease, but failure of the parties to execute such an amendment shall have no effect on the effectiveness of the expansion of the Subleased Premises to include the Expansion Space, and the economic terms associated therewith, as set forth above.
c.
If Sublessee is unwilling to accept Sublessor’s estimate of the Fair Market Rental Value of the Expansion Space as set forth in Sublessor’s Expansion Notice, and the parties are unable to reach agreement thereon within thirty (30) days after the delivery of such notice by Sublessor, then either party may submit the determination of the Fair Market Rental Value of the Expansion Space to arbitration by giving notice to the other party naming the initiating party’s arbitrator within ten (10) days after the expiration of such thirty (30) day period. Within fifteen (15) days after receiving a notice of initiation of arbitration, the responding party shall appoint its own arbitrator by notifying the initiating party of the responding party’s arbitrator. If the second arbitrator shall not have been so appointed within such fifteen (15) day period, the Fair Market Rental Value of the Expansion Space shall be determined by the initiating party’s arbitrator. If the second arbitrator shall have been so appointed, the two arbitrators thus appointed shall, within fifteen (15) days after the responding party’s notice of appointment of the second arbitrator, appoint a third arbitrator. If the two initial arbitrators are unable timely to agree on the third arbitrator, then either may, on behalf of both, request such appointment by the Boston office of JAMS, Inc., or its successor, or, on its failure, refusal or inability to act, by a court of competent jurisdiction. The Fair Market Rental Value of the Expansion Space shall be determined by the method commonly known as Baseball Arbitration, whereby Sublessor’s selected arbitrator and Sublessee’s selected arbitrator shall each set forth its respective determination of the Fair Market Rental Value of the Expansion Space, and the third arbitrator must select one or the other (it being understood that the third arbitrator shall be expressly prohibited from selecting a compromise figure). Sublessor’s selected arbitrator and Sublessee’s selected arbitrator shall deliver their determinations of the Fair Market Rental Value of the Expansion Space to the third arbitrator within five (5) business days of the appointment of the third arbitrator and the third arbitrator shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Fair Market Rental Value of the Expansion Space. The third arbitrator’s decision shall be binding on both Sublessor and Sublessee. The third arbitrator shall be a commercial real estate broker who is independent from the parties and who has not worked for either party or their affiliates in the prior five (5) years and who has at least ten (10) years’ experience in comparable buildings in Cambridge, Massachusetts. Each party shall pay the fees of its own arbitrator, and the fees of the third arbitrator shall be shared equally by the parties. In the event Sublessee initiates the aforesaid arbitration process and as of the commencement of the term for the Expansion Space the amount of the Base Rent for the Expansion Space has not been determined, Sublessee shall pay the amount determined by Sublessor for the Expansion Space and when the determination has actually been made, an appropriate retroactive adjustment shall be made as of the commencement of the term for the Expansion Space if necessary. In the event that such determination shall result in an overpayment by Sublessee of any Base Rent, such overpayment shall be paid by Sublessor to Sublessee promptly after such determination has been made, and if such determination shall result in an underpayment by Sublessee of any Base Rent, Sublessee shall pay any such amounts to Sublessor promptly following such determination.
d.
For purposes of this Section 22, the determination of “Fair Market Rental Value” shall mean the then-fair market rental value of the Expansion Space, taking into account all then-relevant factors, whether favorable to Sublessor or Sublessee, and based upon rental rates agreed to in comparable transactions executed by Sublessor within six (6) months prior to such determination with new subtenants for comparable space in the Building or, if comparable transactions do not exist in the Building, then an amount that landlords of comparable, multi‑tenanted commercial office buildings in the Cambridge, Massachusetts have agreed to accept with tenants of comparable creditworthiness for comparable space (in terms of condition and floor location) of a comparable size, for a comparable use, for a nonrenewal term equal to the term for the Expansion Space, and commencing as of the first day of the term for the Expansion Space, and taking into account all other relevant factors
e.
Notwithstanding any contrary provision of this Section 22 or any other provision of this Sublease, it shall be a condition of any exercise by Sublessee of its right to expand into the Expansion Space that, on the date Sublessee deliver its Request Notice and on the commencement date of the term for the Expansion Space, (i) the Lease and this Sublease are in full force and effect, and (ii) no default under this Sublease shall have occurred and be continuing after the expiration of applicable notice and cure periods, and (iii) except for a Permitted Transfer, the originally-named Sublessee shall not have assigned this Sublease or further sublet the Subleased Premises, (iv) either the entity under a Permitted Transfer or the originally-named Sublessee shall be physically occupying fifty percent (50%) or more of the Subleased Premises for the conduct of its business, and (v) Sublessee’s financial condition or creditworthiness, as determined by Sublessor in its sole but reasonable discretion, has not materially deteriorated since the date of full execution of this Sublease (which conditions under clauses (i), (ii), (iii), (iv) and (v) above Sublessor may waive by written notice to Sublessee at any time).

23. Furniture. Sublessee shall have the right to use all furniture, fixtures, and equipment (including AV) located within the Subleased Premises as of the Commencement Date (the “Furniture”), as more fully shown on the inventory list attached hereto as Exhibit C. Sublessor expressly disclaims any warranties with respect to the Furniture and the same is provided to Sublessee in “AS IS, WHERE IS” condition. The Furniture shall remain the property of Sublessor, and Sublessee shall leave the Furniture in the Subleased Premises at the expiration of the Sublease Term in the condition received, reasonable wear and tear only excepted.

24. Damages. In no event shall Sublessor ever be liable to Sublessee for any loss of profits, rents or other revenues, loss of business opportunity, loss of goodwill, loss of use, or for any form of punitive, special or other indirect or consequential damages, in each case however occurring. In no event (other than a holdover as set forth in Section 18 above) shall Sublessee ever be liable to Sublessor for any loss of profits, rents or other revenues, loss of business opportunity, loss of goodwill, loss of use, or for any form of punitive, special or other indirect or consequential damages, in each case however occurring.

[The remainder of this page is intentionally left blank; signature page immediately follows]

IN WITNESS WHEREOF, Sublessor and Sublessee execute this Sublease as of the date first written above.

SUBLESSOR: SUBLESSEE:

CARGURUS, INC. AMYLYX PHARMACEUTICALS, INC.

By: /s/ Jason Trevisan By: /s/ James Frates

Name: Jason Trevisan Name: James Frates

Title: CEO Title: CFO

Exhibit A

Lease

Exhibit B

Plan of Subleased Premises

Exhibit C

Furniture Inventory

BY EMAIL

January 10, 2022

CarGurus, Inc.

2 Canal Park, 4th Floor

Cambridge, MA 02141

Attention: Robert Mirabello, Director, Real Estate & Facilities

Email: rmirabello@cargurus.com

Amylyx Pharmaceuticals, Inc.

43 Thorndike Street

Cambridge, MA 02141

Attention: Dan Sitte

Email: dan_sitte@amylyx.com

Re: Office Space at 121 First Street, Cambridge, MA (the “Leased Premises”) / Proposed Sublease to Amylyx Pharmaceuticals, Inc.

Dear Robert and Dan:

Reference is hereby made to that certain Lease for the above referenced Leased Premises by and between US Parcel A, LLC (“Landlord”) and CarGurus, Inc. (“Tenant”) dated as of June 19, 2018, as amended by that certain letter agreement by and between Landlord and Tenant dated as of October 2, 2018 (as amended, the “Lease”). Capitalized terms used by not defined herein shall have the meanings given to such terms in the Lease.

By email dated December 23, 2021, Tenant has notified Landlord of a proposed sublease of a portion of the Leased Premises consisting of the entire second (2nd) and third (3rd) floors and a portion of the first (1st) floor of the Building (the “Subleased Premises”) to Amylyx Pharmaceuticals, Inc. (“Subtenant”) pursuant to the terms of a certain Sublease dated as of December 23, 2021 by and between Tenant and Subtenant, a fully executed copy of which is attached hereto as Exhibit A (the “Sublease”). Pursuant to Section 8.12 of the Lease, and without alteration, modification, amendment or waiver of any of the terms and conditions of the Lease, Landlord hereby consents to the Sublease subject to the following:

1.
For the avoidance of doubt, Tenant and Subtenant acknowledge and agree that neither Tenant nor Subtenant shall have the right to park on the surface parking lot located at 121 First Street/55 Bent Street adjacent to the Building.
2.
In the event that Tenant is requested from time to time to deliver a status certificate under Section 14.7 of the Lease, or in the event that Subtenant is requested by Landlord to deliver a like status certificate under said Section 14.7 of the Lease, Subtenant shall, upon not less than five (5) business days’ prior written request by either Tenant or Landlord, as applicable, execute and deliver to Tenant and to Landlord a statement in writing certifying as to the matters set forth in said Section 14.7 with respect to the Sublease and as to all rent, additional rent, compensation and other economic consideration paid by Subtenant to Tenant in connection with the Sublease (for purposes of determining Net Transfer Profits received by Tenant in connection with the Sublease). Tenant agrees to provide a similar certificate to Subtenant or to Landlord from time to time upon not less than five (5) business days’ prior written request by either Subtenant or Landlord. Any such statement delivered pursuant to this letter agreement may be relied upon by any prospective purchaser or mortgagee of the Subleased Premises.
3.
Landlord consents to the definition of “Permitted Transfer” in Section 8 of the Sublease. Landlord’s prior written consent shall not be required for any assignment or sublease by Subtenant to a Related Party of Subtenant, provided that the Assignment Conditions Precedent are satisfied with respect to each such assignment or sublease. No consent by Landlord pursuant to Section 8 of the Sublease shall be deemed a waiver of the obligation to obtain Landlord’s consent on any subsequent occasion, and no waiver by Landlord of the foregoing restrictions or any portion thereof shall constitute a waiver or consent by Landlord in any other instance.
4.
Subtenant shall provide Tenant and Landlord with policies or certificates evidencing such insurance reasonably satisfactory to Tenant and Landlord upon Subtenant’s execution of the Sublease and prior to entering the Subleased Premises.
5.
Subtenant acknowledges and agrees that Subtenant’s indemnification obligations under Section 11 of the Sublease shall equally extend to Landlord, except for claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, arising solely from any negligence or willful misconduct of Landlord or its agents or employees in or about Subleased Premises.
6.
The Sublease may be amended or modified only by written instruments executed by both Tenant and Subtenant and approved in writing by Landlord.
7.
Tenant and Subtenant agree that Landlord is a third-party beneficiary of any provisions of the Sublease running in favor of Landlord, and Landlord is entitled to enforce such provisions directly.

Kindly acknowledge Tenant’s and Subtenant’s acceptance of and agreement with the foregoing by countersigning this letter agreement in the space indicated below and returning the executed counterpart to Landlord by email at dnotter@urbanspacesllc.com.

Sincerely,

US PARCEL A, LLC

By: /s/ David Notter

David Notter, Authorized Signatory

ACCEPTED AND AGREED TO:

CARGURUS, INC.

By: /s/ Jason Trevisan

Name: Jason Trevisan

Title: CEO

AMYLYX PHARMACEUTICALS, INC.

By: /s/ James Frates

Name: James Frates

Title: CFO